Exhibit 5.1

155 Wellington Street West Toronto, ON M5V 3J7 Canada dwpv.com
File 284917

March 6, 2023

SunOpta Inc.
7078 Shady Oak Road
Eden Prairie, Minnesota 55344

Dear Sirs/Mesdames:

SunOpta Inc. - Form S-3 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the "Corporation") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933 of the United States relating to the sale of up to of 6,089,331 (the "Resale Shares") common shares in the share capital of the Corporation (the "Common Shares") by Engaged Capital Flagship Master Fund, LP ("Engaged Master Fund"), Engaged Capital, LLC ("Engaged LLC") and Engaged Capital Co-Invest IV-A, LP (together with Engaged Master Fund and Engaged LLC, the "Selling Shareholders"). The Resale Shares comprise 6,089,331 Common Shares issued to the Selling Shareholders on March 3, 2023 in connection with the Selling Shareholders' exchange of shares of Series B-1 Preferred Stock of SunOpta Foods Inc.

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

For the purposes of the opinions expressed below, we have assumed, without any independent verification or inquiry the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all original documents and the conformity to originals of all copies of documents reviewed by us.

We have not reviewed the minute books and corporate records of the Corporation or any other documents in respect of the Corporation, except the certificate of compliance referred to below and the articles and by-laws of the Corporation, as amended, and the other documents attached to or expressly referred to in a certificate of an officer of the Corporation dated the date hereof (the "Officer's Certificate"). As to certain matters of fact relevant to the opinions expressed below, we have relied solely and to the extent necessary on the Officer's Certificate, without any independent verification or inquiry.

For the purposes of our opinion in paragraph 1 below as to the existence of the Corporation, we have relied solely on a certificate of compliance dated the date hereof issued by the Director or a Deputy Director appointed under the Canada Business Corporations Act in respect of the Corporation, without any independent verification or inquiry.

Based and relying on and subject to the foregoing, we are of the opinion that:

1. The Corporation is a corporation existing under the Canada Business Corporations Act (the "CBCA").

2. The Resale Shares to be sold under the Registration Statement are validly issued, fully paid and non-assessable Common Shares.

We are opining herein only as to the effect of the CBCA on such Resale Shares, and we express no opinion with respect to the applicability thereto or the effect thereon, of the laws of any other jurisdiction. No opinion is expressed as to the adequacy of any consideration received for such Resale Shares.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

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